BONTANG LPG
                            SUPPLY AGREEMENT

         THIS AGREEMENT, made and entered into in Jakarta the 17th day of November, 1987, but effective as of the 15th day of July, 1986, by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("Pertamina"), on the one hand, and ROY M. HUFFINGTON, INC. ("Huffco"), HUFFINGTON CORPORATION, VIRGINIA INTERNATIONAL COMPANY, VIRGINIA INDONESIA COMPANY, ULTRAMAR INDONESIA LIMITED, UNION TEXAS EAST KALIMANTAN LIMITED and UNIVERSE TANKSHIPS, INC. (herein referred to collectively as "Contractors" and individually as "Contractor"), on the other hand,

WITNESSETH:

WHEREAS, Contractors individually own or control all of the interest of "Contractors" in that certain Production Sharing Contract, dated August 8, 1968, as amended, by and between PN Pertambangan Minyak Nasional, predecessor of Pertamina as the Oil and Gas State Enterprise of the Republic of Indonesia, on the one hand, and Huffco and Virginia International Company (predecessors in interest to Contractors) on the other (such contract as heretofore and hereafter amended is herein referred to as the "Production Sharing Contract" and the area covered thereby is herein referred to as the "Huffco Contract Area"); and

WHEREAS, pursuant to the Production Sharing Contract, each of Pertamina and Contractors is entitled to take and receive, sell and freely export its respective share of the natural gas produced and saved from the Huffco Contract Area (the percentage share of such natural gas to which each of Pertamina and Contractors is entitled, as determined under the Production Sharing Contract, is herein referred to as the "Production Sharing Percentage" of such party); and

         WHEREAS, the reserves of natural gas in the Huffco Contract Area exceed the reserves committed to be produced, supplied and delivered by Pertamina and Contractors to meet a portion of Pertamina's existing obligations under LNG sales contracts ("LNG
Sales Contracts") and domestic gas sales contracts; and

         WHEREAS, Pertamina, with assistance from Contractors, is constructing one additional liquefaction train, together with such additional support facilities as may be required at the natural gas liquefaction plant located at Bontang Bay, on the east coast of Kalimantan, Indonesia, as well as constructing facilities for the liquefaction, fractionation, storage and loading of liquefied petroleum gas ("LPG") (such LPG facilities are hereinafter referred to as the "Bontang LPG Facilities"; the Bontang LPG Facilities, the liquefaction plant and such additional liquefaction train and support facilities are hereinafter referred to as the "Bontang Plant"); and

         WHEREAS, Pertamina and Contractors are parties to the Bontang LNG Processing Agreement, dated as of July 1, 1983 (as from time to time amended, the "Processing Agreement") and will amend the Processing Agreement to provide for the extraction of LPG at the Bontang Plant, the operation of the Bontang Plant and the payment of the costs of such operation (such costs as determined in accordance with the Processing Agreement are herein referred to as "Plant Operating Costs"); and

         WHEREAS, Pertamina and Contractors have agreed to use the Bontang LPG Facilities for the extraction of LPG from natural gas supplied and delivered from the Huffco Contract Area and from other contract areas in East Kalimantan (the "Other Contract Areas"), with delivery of LPG from the Bontang LPG Facilities commencing on or about January 1, 1989; and

         WHEREAS, Pertamina, in collaboration with Contractors, its production sharing contractors in the Other Contract Areas (Contractors and such other production sharing contractors are hereinafter referred to as the "Bontang Group") and Mobil Oil Indonesia Inc. ("Mobil"), has executed seven LPG Sales and
Purchase Contracts, dated July 15, 1986, between Pertamina as seller, and each of Nippon Petroleum Gas Co., Ltd., Idemitsu
Kosan Gas Co., Ltd., Showa Shell Sekiyu K.K., Mitsubishi Corporation, Mitsui Liquefied Gas Co., Ltd., Kyodo Oil Co., Ltd., and Cosmo Oil Co., Ltd., as buyers (such contracts being hereinafter referred to collectively as "Initial LPG Sales Contracts" and individually as an "Initial LPG Sales Contract") for the sale and supply of (a) LPG manufactured at the Bontang
LPG Facilities from natural gas produced by Pertamina and Contractors from the Huffco Contract Area and by Pertamina and its other production sharing contractors from the Other Contract Areas and (b) LPG manufactured at the LPG facilities located in North Sumatra (the "Arun LPG Facilities") from natural gas produced by Pertamina and its production sharing contractor Mobil from Contract Area B in North Sumatra. [Buyers under the Initial LPG Sales Contracts, under LPG sales contracts entered into in substitution for any of such contracts, or under contracts or agreements entered into to mitigate damages under such contracts, and Arun Bontang Project Finance Co., Ltd. ("ABPF") as assignee under the Assignments (as hereinafter defined) are hereinafter collectively referred to as "Buyers" and individually as a "Buyer" and the Initial LPG Sales Contracts and any sales contract entered into in substitution for any such contract or any contract or agreement entered into to mitigate damages under any such contract are hereinafter collectively referred to as "LPG Sales Contracts" and individually as an "LPG Sales
Contract"]; and

         WHEREAS, Pertamina has entered into a Memorandum on LPG Extraction, dated January 30, 1986 (together with the implementation agreement contemplated thereunder, the "Compensation Memorandum"), with certain of its Japanese LNG buyers, to compensate such LNG buyers for certain additional costs incurred by such LNG buyers as a result of the change in BTU value of LNG after the extraction of LPG in support of the LPG Sales Contracts; and

         WHEREAS, funds for the construction of the Bontang LPG Facilities will be provided to Pertamina through advance payments for LPG to be made by ABPF pursuant to a Bontang LPG Project Advance Payment Agreement dated as of February 18, 1987 ("Advance Payment Agreement") which provides that the Buyers (other than
ABPF) shall assign to ABPF (the "Assignments") a portion of the LPG otherwise to be sold to such Buyers under the LPG Sales Contracts and that settlements of the amounts payable to ABPF pursuant to the Advance Payment Agreement will be made ordinarily by ABPF's setting off or crediting such amounts against the amounts due Pertamina for the purchase price of LPG bought by ABPF pursuant to the LPG Sales Contracts and the Assignments; and


         WHEREAS, Pertamina and each Contractor desires to supply and deliver natural gas from the Huffco Contract Area in support of the performance by Pertamina of an agreed portion of its obligations under the LPG Sales Contracts and the Compensation
Memorandum; and

         WHEREAS, each Contractor desires to dispose of its Production Sharing Percentage of the Huffco Contract Gas (as hereinafter defined) in accordance with the terms of this Agreement,

         NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

         This Agreement shall be effective as above first stated and shall terminate on the date that the last of the LPG Sales
Contracts terminates, except that with regard to the obligations relating to the Producers' Percentage (as hereinafter defined) of an agreed portion of the quantities of natural gas required to support the performance by Pertamina of its obligations under the Compensation Memorandum, this Agreement shall terminate on the earlier of (1) the date on which Pertamina has discharged its obligations under the Compensation Memorandum with respect to the Bontang LNG facilities and (2) the date that the last of the LNG Sales Contracts terminates.

ARTICLE 2

          2.1 The aggregate quantities of LPG to be sold and delivered by Pertamina and purchased and received by Buyers pursuant to the Initial LPG Sales Contracts, as of the date hereof, are 363,000 metric tons in the build-up year 1988 and 1,950,000 metric tons in each "Fixed Quantity Period" (as defined in the Initial LPG Sales Contracts) thereafter. Of the 363,000 metric tons to be delivered to Buyers in the build-up year 1988 the Arun LPG Facilities shall supply the entire quantity.

                  The quantities of LPG to be sold and delivered by Pertamina and purchased and received by any given Buyer pursuant to its LPG Sales Contract during a Fixed Quantity Period (with respect to each Initial LPG Sales Contract such quantities are defined therein as the "Fixed Quantity") are hereinafter referred to as the "Buyer's Fixed Quantity". Each Buyer's Fixed Quantity is subject to adjustment pursuant to Article 5.2 of its respective Initial LPG Sales Contract or under similar provisions of other LPG Sales Contracts. Determination of such adjustment shall be a matter of prior consultation and agreement between Pertamina and Contractors.

                  It is agreed among the parties that the entire quantity of LPG produced at the Bontang LPG Facilities and the Arun LPG Facilities in any Fixed Quantity Period shall be sold under the LPG Sales Contracts and scheduled for lifting in accordance therewith to the extent permitted by the terms of the LPG Sales Contracts.

                  The aggregate quantity of LPG to be produced and sold from the Bontang LPG Facilities under the LPG Sales
Contracts for each Fixed Quantity Period is herein referred to as the "Bontang Supply Requirement" and the aggregate quantity of LPG to be produced and sold from the Arun LPG Facilities for the same Fixed Quantity Period is herein referred to as the "Arun Supply Requirement".

         2.2(a)   The Arun LPG Facilities shall supply the entire
quantity to be delivered to Buyers in the build-up year 1988. Subject to (b) and (c) below, the Bontang Supply Requirement and the Arun Supply Requirement for each Fixed Quantity Period after the build-up year, shall be respectively the anticipated production of LPG from the Bontang LPG Facilities for the relevant Fixed Quantity Period and the anticipated production of LPG from the Arun LPG Facilities for the same Fixed Quantity Period. In both cases the anticipated production shall form the basis of the notice establishing each Buyer's Fixed Quantity given pursuant to Article 5.2 of the Initial LPG Sales Contracts or pursuant to any similar provision of other LPG Sales Contracts.

            (b) Subject to (c) below, if the sum of the Bontang Supply Requirement and Arun Supply Requirement established under
(a) above is greater than the aggregate of the "Buyer's Fixed Quantities" for the relevant Fixed Quantity Period, then the Bontang Supply Requirement shall be 17.948718 percent of such aggregate and the Arun Supply Requirement shall be 82.051282 percent of such aggregate.

            (c) If the Bontang Supply Requirement resulting from the application of (b) above is greater than the anticipated production of LPG from the Bontang LPG Facilities as determined under (a) above for the relevant Fixed Quantity Period, then the Bontang Supply Requirement shall be equal to such anticipated production from the Bontang LPG Facilities and the Arun Supply Requirement shall be the aggregate of the "Buyer's Fixed Quantities" minus such anticipated Bontang production. If the Arun Supply Requirement resulting from the application of (b) above is greater than the anticipated production of LPG from the Arun LPG Facilities as determined under (a) above for the same Fixed Quantity Period, then the Arun Supply Requirement shall be equal to such anticipated production from the Arun LPG Facilities and the Bontang Supply Requirement shall be the aggregate of the "Buyer's Fixed Quantities" minus such anticipated Arun production.

         2.3(a)   To the extent possible, all deliveries of LPG to
each Buyer shall be scheduled over each Fixed Quantity Period to ensure that deliveries are made to each Buyer from each of the Bontang LPG Facilities and the Arun LPG Facilities in proportion to their respective supply requirements.

            (b) To the extent either the Bontang LPG Facilities or the Arun LPG Facilities are unable to make available sufficient quantities of LPG to meet such facilities' supply requirement for any Fixed Quantity Period for any reason other than failure or inability of a Buyer to take available quantities of LPG (whether or not excused by reason of an event of "Force Majeure", as such event is defined in the LPG Sales Contract, affecting such Buyer), the shortfall shall be scheduled for delivery by the other LPG facilities to the extent they can supply the same within the same Fixed Quantity Period.

                  The supply requirement of the LPG facilities experiencing the shortfall shall be decreased for such Fixed Quantity Period during which a shortfall occurs, by the scheduled quantity which such LPG facilities were unable to supply, and the supply requirement of the other LPG facilities shall be increased for such Fixed Quantity Period by the quantity actually delivered by such other LPG facilities with respect to the shortfall.

                  No adjustment of a Bontang Supply Requirement or an Arun Supply Requirement for any Fixed Quantity Period pursuant to this paragraph (b) shall operate to modify the Bontang Supply
Requirement or the Arun Supply Requirement to be delivered in any other Fixed Quantity Period.

ARTICLE 3

          3.1 The total quantity of net natural gas required to be supplied and delivered out of recoverable reserves of natural gas in East Kalimantan for liquefaction and sale as LPG under the LPG Sales Contracts, to maintain deliveries of LNG following extraction of LPG, and to support an agreed proportion of the performance by Pertamina of its obligations under the Compensation Memorandum is estimated to be 0.204 trillion standard cubic feet ("t.s.c.f."); such quantity is herein referred to as the "LPG Net Gas Requirement".

                  The LPG Net Gas Requirement is subject to revision from time to time to account for the actual quantities of LPG produced at the Bontang Plant and which Buyers may purchase and lift under the LPG Sales Contracts or side letters thereto.

         3.2 Pertamina and Contractors hereby commit and agree to supply and deliver from recoverable reserves of natural gas in the Huffco Contract Area sufficient natural gas (and LNG resulting from the liquefaction thereof and LPG extracted therefrom) to meet a portion of the LPG Net Gas Requirement over the term of this Agreement consisting of 0.060 t.s.c.f., or 29.6004% thereof, subject to adjustment as provided in Section
3.4. Such quantities of net natural gas committed to be supplied pursuant to this Agreement are herein referred to as the "Huffco Contract Gas", and the above-stated percentage is herein referred to as the "Producers' Percentage".

          3.3 To meet the balance of the LPG Net Gas Requirement constituting 0.144 t.s.c.f., subject to adjustment as provided in
Section 3.4, sufficient natural gas (and LNG resulting from the liquefaction thereof and LPG extracted therefrom) will be committed for supply and delivery by Pertamina and its production sharing contractors from recoverable reserves of natural gas in the Other Contract Areas by separate supply agreements, similar hereto and compatible herewith, executed and delivered concurrently herewith (such amounts are herein collectively referred to as the "Other Contract Gas").

          3.4 The amounts of net natural gas constituting the Huffco Contract Gas and the Other Contract Gas are part of the estimates of proved recoverable reserves of natural gas as certified by the independent petroleum consultant firm of DeGolyer and MacNaughton in written statements dated on or before April 10, 1986, based on data available on January 31, 1986.

                  The figures for the Huffco Contract Gas, the Other Contract Gas and the Producers' Percentage set forth in Sections
3.2 and 3.3 are based on data available as of the date of execution of this Agreement. Such figures shall be adjusted to take into account more accurate data in respect of the various supply sources with regard to:

             (a)  field shrinkage;
             (b)  past and future flare and fuel use;
             (c)  CO2 and other inert content;
             (d)  plant condensate.

          3.5     Upon completion of the adjustments provided for in
Section 3.4, but not later than the date of loading the initial cargo of LPG for delivery under the LPG Sales Contracts, Pertamina and Contractors shall execute a memorandum supplemental to this Agreement confirming the quantity of the Huffco Contract
Gas and the Other Contract Gas and the Producers' Percentage.

ARTICLE 4

                  The Huffco Contract Gas and the Other Contract Gas may be produced from different fields at times and production rates which may change from time to time during the term hereof so as to secure the optimal ultimate recovery of natural gas. The supply of natural gas from the Huffco Contract Area and the Other Contract Areas will be coordinated among Pertamina, Huffco and the operators of the Other Contract Areas so as to conserve and permit full utilization of such natural gas. The sources of supply, producing rates, quality of gas, metering and related matters shall be matters for study by the East Kalimantan Gas Reserves Management Committee, consisting of representatives from Pertamina, Huffco, Total Indonesie and Unocal Indonesia, Ltd.

ARTICLE 5

          5.1 Pertamina shall be responsible for the due and prompt administration of the LPG Sales Contracts for the benefit of Pertamina and Contractors. All matters which affect the LPG Sales Contracts or the sale and delivery of LPG thereunder will be administered by a representative to be appointed by Pertamina and the representative appointed by Contractors under Article 8. It is understood, however, where immediate action is required, it will be necessary from time to time for Pertamina, as seller, to take certain administrative and operational actions without prior consultation. Contractors will be promptly advised of such action.

          5.2 Pertamina and Contractors agree to consult with each other freely on all matters relating to the LPG Sales Contracts or otherwise relating to the manufacture, sale or disposition of LPG produced at the Bontang LPG Facilities. Pertamina and Contractors shall confer and agree as to any amendment to the LPG Sales Contracts and as to any permitted action or election thereunder which constitutes a material adjustment in the quantities of LPG to be sold and delivered thereunder or change in the terms thereof. At the request of any party hereto, a memorandum evidencing such agreement shall be prepared as soon as feasible and signed by each party hereto.

          5.3 Pertamina will cause the LPG produced from the Huffco Contract Gas and the Other Contract Gas to be delivered to Buyers at the "Delivery Point" as defined in the LPG Sales Contracts. Title to each Contractor's share of LPG will pass to Pertamina eo instante with the passage of title from Pertamina to Buyers.

          5.4 At the time of delivery of each cargo of LPG from the Bontang Plant to a Buyer at the Delivery Point, Pertamina will furnish Contractors with appropriate documentation to evidence the quantity and quality thereof, together with copies of the invoices to such Buyer covering such shipment. Pertamina will also furnish to Contractors a copy of each invoice or other billing delivered to a Buyer on account of (a) damages resulting from such Buyer's failure to meet its "Lifting Obligation" as defined in the relevant LPG Sales Contract; (b) interest; or (c) other payment obligations of said Buyer under the LPG Sales Contract insofar as the same relates to LPG scheduled for delivery from the Bontang LPG Facilities, concurrently with its being furnished to the Buyer. Calculation of the "Contract Sales Prices" under the LPG Sales Contracts, the amount of sales invoices and other billings to Buyers, and any adjustments shall be reviewed and approved by Pertamina and Contractors prior to presentation to Buyers.

          5.5 In the event a Buyer fails, or if it is anticipated that a Buyer will be unable, to take delivery of a quantity of LPG from the Bontang LPG Facilities when so required in accordance with the terms of the applicable LPG Sales Contract, Pertamina and Contractors shall agree on the measures to be taken to dispose of such LPG or, if necessary, to curtail the manufacture of LPG at the Bontang LPG Facilities. It is understood that the measures to be taken should avoid adversely affecting Pertamina's obligations under the LNG Sales Contracts.
If Pertamina and Contractors are unable to agree on the measures to be taken, each shall have the right to take and receive, sell and freely export its Production Sharing Percentage of the Producers' Percentage of such LPG.

ARTICLE 6

          6.1 The amounts to be paid to each Contractor for its share of the LPG produced from natural gas to be supplied under this Agreement shall be its Production Sharing Percentage of the Producers' Percentage of the sum of:

             (a) all amounts to be paid by Buyers to Pertamina for LPG sold and delivered from the Bontang LPG Facilities under the LPG Sales Contracts and the Assignments;

             (b) all other amounts which Buyers shall become obligated to pay pursuant to the LPG Sales Contracts and the Assignments, with regard to LPG scheduled for shipment from the Bontang LPG Facilities, including, without limitation, amounts payable:

      (i) for damages payable by a Buyer to Pertamina pursuant to Article 5.5 of the Initial LPG Sales Contracts resulting from such Buyer's failure to meet its "Lifting Obligation" (as defined in the relevant Initial LPG Sales Contract), or under similar provisions of other LPG Sales Contracts, with respect to any shipment scheduled from the Bontang LPG Facilities; and

     (ii) for interest accruing on overdue invoice payments; and

             (c) interest earned on any of the amounts referred to in this Section 6.1.

          6.2 In order to arrange for the receipt by each Contractor of the payments to which such Contractor is entitled under Section 6.1, Pertamina hereby assigns to each Contractor that Contractor's Production Sharing Percentage of the Producers' Percentage of all amounts referred to in Section 6.1, other than amounts payable by ABPF, as assignee under the Assignments, which are set off or credited against amounts due ABPF or paid to the "Payment Trustee" pursuant to the Advance Payment Agreement.

          6.3 Throughout the term of this Agreement, all payments referred to in Section 6.1 shall be paid in U.S. Dollars, directly to Continental Bank International in New York City (or such other leading bank in the United States as shall be selected by Pertamina and approved by Contractors) pursuant to a Trustee and Paying Agent Agreement, the parties to which shall be Pertamina, Contractors, the production sharing contractors in the Other Contract Areas and the Trustee thereunder. The Trustee and Paying Agent Agreement shall provide that amounts received by the Trustee shall be used for payment of an agreed portion of Plant Operating Costs and other costs approved by Pertamina and Contractors. Amounts received by the Trustee, to the extent that they are not used for payment of the costs referred to in the preceding sentence, shall, insofar as they are applicable to the Huffco Contract Gas, be disbursed to Pertamina and each Contractor in accordance with its Production Sharing Percentage at a bank or banks of its choice.

         6.4(a)   The right of Contractors to the payments provided
for in this Article 6 shall extend throughout the term of this Agreement and shall not be affected by the production rates or sources of natural gas supplied from the Huffco Contract Area or the Other Contract Areas from time to time during the term hereof.

             (b) If the quantities of net natural gas produced from the Huffco Contract Area and delivered pursuant to this Agreement exceed in the aggregate the quantity of the Huffco Contract Gas, the Producers' Percentage (and the revenues to be paid to Pertamina and Contractors hereunder) will not be increased, except in the event of an occurrence contemplated in Section
6.4(d), and Contractors, together with Pertamina, will be credited with and have the right to receive revenue from future marketing opportunities in respect of a quantity of net natural gas from reserves in the Other Contract Areas equal to such excess quantities.

             (c) If the quantities of net natural gas produced from the Huffco Contract Area and delivered pursuant to this Agreement are in the aggregate less than the quantity of the Huffco
Contract Gas, the Producers' Percentage (and the revenues to be paid to Pertamina and Contractors hereunder) will not be reduced, except in the event of an occurrence contemplated in Section
6.4(d), and the production sharing contractors in the Other
Contract Areas, together with Pertamina, will be credited with and have the right to receive revenue from future marketing opportunities in respect of a quantity of net natural gas from reserves in the Huffco Contract Area equal to excess quantities delivered from sources within the Other Contract Areas.

             (d) If an insufficiency of deliverable reserves of natural gas shall occur which precludes the delivery from participating fields within the Huffco Contract Area or from participating fields within either or both of the Other Contract Areas of the aggregate amount of natural gas committed therefrom pursuant to this Agreement or to one or both of the supply agreements referred to in Section 3.3 over the term thereof, then such insufficiency shall be delivered from participating fields within the area(s) not experiencing an insufficiency of deliverable reserves and the Producers' Percentage shall thereupon be adjusted (together with a corresponding adjustment to the Huffco Contract Gas) to reflect the revised share of the net natural gas in support of Pertamina's obligations under the LPG Sales Contracts, to maintain deliveries of LNG following extraction of LPG, and to support performance by Pertamina of its obligations under the Compensation Memorandum which will be supplied and delivered from the Huffco Contract Area over the term hereof, such adjustment in the Producers' Percentage to apply only to payments provided for in this Article 6 received after the date thereof. The procedure for determining (a) an insufficiency in deliverable reserves, (b) the allocation between the Huffco Contract Area and one of the Other Contract Areas of the right to supply any deficiency in deliveries of the Other Contract Gas or the allocation between the Other Contract Areas of the right to supply any deficiency in deliveries of the Huffco Contract Gas, and (c) the calculation of the future Producers' Percentage shall be made in accordance with principles to be decided upon by Pertamina.

ARTICLE 7

         ALL DISPUTES ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION CONDUCTED IN THE ENGLISH
LANGUAGE IN PARIS, FRANCE, BY THREE ARBITRATORS UNDER THE RULES
OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE.
JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT
HAVING JURISDICTION, OR APPLICATION MAY BE MADE TO SUCH COURT FOR
A JURIDICAL ACCEPTANCE OF THE AWARD AND AN ORDER OF
ENFORCEMENT,
AS THE CASE MAY BE.

         THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES
OF AMERICA.

ARTICLE 8

         Huffco is designated representative by Contractors for performance on behalf of Contractors of their obligation under
Section 5.1 and for the giving of notices, responses or other communications to and from Contractors under this Agreement. Such representative may be changed by written notice to such effect from Contractors to Pertamina.

ARTICLE 9

         Any notices to the parties shall be in writing and sent to the following addresses:

         To Pertamina:

         PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
         ("PERTAMINA")
         Jalan Medan Merdeka Timur 1 A
         Jakarta, Indonesia
         Attention:  Head of BKKA

         Cable:      PERTAMINA, Jakarta, Indonesia
         Telex:      Pertamina, 44134 Jakarta
         Telecopy:   343882

         To Contractors:

         HUFFCO INDONESIA
         6th Floor, Kuningan Plaza
         South Tower
         JL.H.R. Rasuna Said Kav. C11-14
         P.O. Box 2828
         Jakarta Selatan, Indonesia
         Attention:  President

         Cable:      HUFFCO
         Telex:      79644421
         Telecopy:   5200174 or 3800037

         cc:  Roy M. Huffington, Inc.
              InterFirst Plaza
              P.O. Box 4455, 1100 Louisiana
              Houston, Texas 77210
              U.S.A.
              Attention:  President

              Telex:      762-810
              Telecopy:   (713) 651-0104

A party may change its address by written notice to the other parties.

ARTICLE 10

         10.1 This Agreement shall not be amended or modified except by written agreement signed by the parties hereto.

         10.2 This Agreement shall inure to the benefit of, and be binding upon, Pertamina and each Contractor, their respective successors and assigns, provided that this Agreement shall be assignable by a Contractor only if such Contractor concurrently assigns to the same assignee an equal interest in the Production Sharing Contract.

         10.3 The parties to this Agreement shall be the only persons or entities entitled to enforce the obligations hereunder of the other parties hereto, and no persons or entities not parties to this Agreement shall have the right to enforce any of the obligations hereunder of any of the parties hereto.

         IN WITNESS WHEREOF, Pertamina and Contractors have caused their duly authorized representatives to execute this Agreement the day and year first written above, but effective as of July 15, 1986.

PERUSAHAAN PERTAMBANGAN MINYAK     CONTRACTORS:
DAN GAS BUMI NEGARA (PERTAMINA)
         ROY M. HUFFINGTON, INC.



BY ___________/s/_____________     BY __________/s/__________


         HUFFINGTON CORPORATION



         BY __________/s/__________


         VIRGINIA INTERNATIONAL COMPANY



         BY __________/s/__________


         VIRGINIA INDONESIA COMPANY



         BY __________/s/__________

         ULTRAMAR INDONESIA LIMITED



         BY __________/s/__________


         UNION TEXAS EAST KALIMANTAN
         LIMITED



         BY __________/s/__________


         UNIVERSE TANKSHIPS, INC.



         BY __________/s/__________